Exhibit 10.20

[WELLCHOICE INC. LETTERHEAD]



                                                         December 23, 2002


John Remshard
Senior Vice President and Chief Financial Officer
WellChoice, Inc.
11 West 42nd Street
New York, NY 10036



                     Re:  Change in Control Retention
                          ---------------------------

Dear Mr. Remshard:

                     WellChoice, Inc. ("WellChoice") considers it essential to its best interests to foster the continuous employment of key management personnel should WellChoice receive a proposal from a third party, whether solicited by WellChoice or unsolicited, concerning a possible business combination transaction. Further, the Board of Directors of WellChoice (the "Board") has determined that it is imperative that it and WellChoice be able to rely upon your continued services without concern that you might be distracted by the personal uncertainties and risks that such a proposal might otherwise entail.

                     Accordingly, the Board desires to reinforce and encourage your continued attention and dedication to your assigned duties without distraction in the face of potentially disturbing circumstances that could arise out of a proposal for a change in control of WellChoice. In order to induce you to remain in the employ of WellChoice and its subsidiaries, you shall receive the severance benefits set forth in this letter agreement (the "Agreement") in the event your employment with WellChoice and its subsidiaries is involuntarily terminated in connection with a change in control of WellChoice.

                     For purposes of this Agreement, the "Company" shall refer to WellChoice and its successors and assigns as provided for in Section 6(a) below.

                     1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect through December 31, 2005; provided that the term of this Agreement shall automatically be extended for one additional year as of January 1, 2005 and each January 1 thereafter unless the Company provides you with written notice prior to any such date that it does not

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wish to further extend this Agreement. Notwithstanding any such notice by the
Company, if a Change in Control occurs during the original or any extended term of this Agreement, this Agreement shall continue in effect until the second anniversary of such Change in Control.

                     2. Change in Control.

                     (a) Notwithstanding any other provision in this Agreement, no benefits shall be payable hereunder unless there shall have been a Change in Control of the Company, as set forth below.

                     (b) For purposes of this Agreement, a Change in Control shall be deemed to have occurred if (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than the Fund referred to below, is or becomes the "beneficial owner" (as determined for purposes of Regulation 13D-G under the Exchange Act as currently in effect), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities; or (B) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election to the Board or nomination for election to the Board was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or (C) the Company effects a merger or consolidation with any other corporation, other than a merger or consolidation (x) which does not result in any person becoming the beneficial owner, directly or indirectly, of securities of the Company or the surviving entity representing 25% or more of the combined voting power of the Company's (or such surviving entity's) then outstanding securities and (y) in which a majority of the Board of Directors of the Company or such surviving entity immediately after such merger or consolidation is comprised of directors of the Company immediately prior to such merger or consolidation; or (D) the Company sells or disposes of all or substantially all of the Company's assets. Notwithstanding anything to the contrary set forth herein, the ownership of The New York Public Asset Fund of more than 25% of the Company's securities does not constitute a Change in Control for purposes of this Agreement.

                     (c) For purposes of this Agreement, a "potential change in control of the Company" shall be deemed to have occurred if (A) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; (B) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or (C) the Board adopts a

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resolution to the effect that, for purposes of this Agreement, a potential change in control of the Company has occurred.

                     3. Termination In Connection with a Change in Control.

                     (a) Termination. You shall be entitled to the benefits provided in Section 4 hereof upon the termination of your employment with the Company and its subsidiaries during the term of this Agreement occurring within six months preceding, or within two years following, a Change in Control, unless such termination is (i) a result of your death, retirement at or after age 65 (as set forth below), or permanent and total disability (as determined for purposes of the Company's long-term disability benefit plan in which you participate), (ii) by you other than for Good Reason, or (iii) by the Company or any of its subsidiaries for Cause.

                     (b) Disability. In the absence of any applicable long term disability benefit plan, any question as to the existence of your permanent and total disability for purposes of this Agreement shall be governed by a qualified independent physician selected by the Company and approved by you, said approval not to be unreasonably withheld. The determination of such physician made in writing to the Company and to you shall be final and conclusive for all purposes of this Agreement.

                     (c) Retirement. For purposes of this Agreement, "retirement" shall mean (i) your voluntary resignation of employment with the Company and its subsidiaries at or after age 65 on your own initiative and other than for Good Reason, (ii) your termination of employment pursuant to a mandatory age limit policy for executives adopted by the Company at least one year prior to any Change in Control, or (iii) your resignation in accordance with any retirement arrangement established with your consent with respect to you at least six months prior to any Change in Control.

                     (d) Cause. For purposes of this Agreement, "Cause" shall mean (A) your willful breach of a material duty or other material willful misconduct in the course of your employment which, if curable, is not cured by you within ten (10) business days following written notice thereof from the Board, (B) your commission of a felony or a crime involving moral turpitude (other than a petty misdemeanor), or (C) your habitual neglect of your employment duties provided you were provided prompt written notice of such neglect by the Board and a reasonable opportunity to cure such neglect. For purposes of this Section 3(d) no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in and not opposed to the interests of the Company or any of its subsidiaries. Notwithstanding the foregoing, you shall not be deemed to have been terminated

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for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purposes (after reasonable notice to you and a reasonable opportunity for you, together with your counsel, to be heard before the Board), finding that in the reasonable, good faith opinion of the Board you were guilty of conduct set forth above in this Section 3(d) and specify the particulars thereof in detail.

                     (e) Good Reason. You shall be entitled to terminate your employment with the Company and its subsidiaries for Good Reason on or after a Change in Control by providing at least 30 days prior written notice to the Board specifying the acts or omissions within the preceding 90 days that are believed to constitute Good Reason and a proposed termination date. The Company and its subsidiaries shall be permitted during the 30-day period following the Board's receipt of such notice to cure or otherwise correct any such acts or omissions and, if reasonably cured or corrected, you shall not be allowed to resign for Good Reason. For the purpose of this Agreement, "Good Reason" shall mean the occurrence, without your express written consent, of any of the following circumstances unless such circumstances are fully corrected prior to the Date of Termination (as defined in Section 3) specified in the Notice of Termination (as defined in Section 3) given in respect thereof:

                              (i) the assignment to you of any duties that are
                    not commensurate or consistent with your status as Senior Vice President & Chief Financial Officer of WellChoice, your removal from such position(s), or a substantial diminution in the nature or status of your responsibilities from those in effect immediately prior to any potential change in control or Change in Control occurring within the preceding two years; provided that (A) any diminution in the nature or status of your responsibilities resulting solely from the Company becoming a subsidiary of another entity (and not any other changes to your responsibilities) shall constitute Good Reason, and (B) during the six-month period following a Change in Control, in connection with a transition of your responsibilities to a successor shall not constitute Good Reason until the earlier of the completion of such transition or the end of such six-month period (except you may nevertheless provide a Notice of Termination prior thereto);

                              (ii) a reduction by the Company or any of its
                    subsidiaries in your annual base salary as in effect on the date hereof or as the same may be increased from time to time;

                              (iii) the failure by the Company or any of its
                    subsidiaries to continue in effect any bonus or incentive compensation plan in which you participate prior to the

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                    Change in Control, unless an equitable alternative
                    compensation arrangement (embodied in an ongoing substitute or alternative plan) has been provided for you, except that the discontinuation of the grant of options or other equity based awards shall not be deemed to be covered by the provisions of this subparagraph;

                              (iv) the failure by the Company or any of its
                    subsidiaries to continue your participation in any employee benefit plans other than by reason of any change applicable to all similarly situated employees;

                              (v) the relocation of the office in which you are
                    based to a location more than thirty-five (35) miles from the office in which you are based, unless such relocation does not increase your commute by more than twenty (20) miles;

                              (vi) the failure of the Company to obtain a
                    satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 6 hereof.

                     Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder; provided, however, you may not seek to terminate your employment for Good Reason based on any act or such circumstance that occurred more than 90 days prior to the date Notice of Termination is provided. The suspension of your duties and responsibilities, following written notice from the Board and during the pendency of the Board's consideration of a termination of your employment with the Company for Cause shall not, by itself, constitute Good Reason provided such suspension does not extend for more than 30 days unless you have requested in writing additional time in order to be heard by the Board before it makes its final determination on your proposed termination for Cause.

                     (f) Notice of Termination. Any purported termination of your employment by the Company and its subsidiaries or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

                     (g) Date of Termination, Etc. "Date of Termination" shall mean if your employment is terminated for any reason (other than your death or Disability), the date specified in the Notice of Termination which shall not be less than thirty (30) days from the date such Notice of Termination is given;

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provided in the event of your proposed termination by the Company for Cause you shall be permitted to correct or otherwise cure the offending act or failure to act, if possible, during the period following such notice.

                     4. Compensation Upon Termination.

                     (a) If your employment by the Company and its subsidiaries shall be terminated during the term of this Agreement by (a) the Company and its subsidiaries other than for Cause or your death, Retirement or Disability, or
(b) you for Good Reason, and such termination occurs within six months preceding, or within two years following, a Change in Control of the Company, then you shall be entitled to the benefits provided below:

                              (i) The Company (or one of its subsidiaries, if
                    applicable) shall pay you no later than the tenth business day following the Date of Termination (unless a different payment date is specified herein): (A) your full base salary through the Date of Termination at the rate in effect at the time of the Change in Control or the Notice of Termination is given (whichever date your salary rate is higher), plus
                    (B) the unpaid annual incentive for the preceding year, if any, plus (C) a pro rata amount of your target annual incentive for the year in which your termination of employment occurs, plus (D) all other amounts to which you are entitled under any compensation plan of the Company applicable to you, at the time such payments are due, plus
                    (E) a pro rata portion of your target awards under the Company's Long-Term Incentive Compensation Plan.

                              (ii) The Company shall pay you, on a date that is
                    no later than the tenth business day following the Date of Termination, a severance payment equal to two times (2x) the sum of (A) your full annual base salary and (B) annual incentive payment, in each case in effect at the time of the Change in Control or the Notice of Termination is given (whichever date provides a higher payment). For purposes of this Section 4(a)(ii), your annual incentive payment shall mean your target bonus multiplied by the average of the corporate score under the annual incentive plan for the three years preceding the year in which your termination of employment occurs.

                              (iii) The payment to be made to you pursuant to
                    this Section 4(a) shall not be reduced by the amount of any other payment or the value of any benefit received or to be received by you in connection with your termination of employment or contingent upon a Change in Control of the Company (whether payable pursuant to the terms of this

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                    Agreement or any other agreement, plan or arrangement with the Company or an affiliate, predecessor or successor of the Company or any person whose actions result in a Change in Control of the Company or an affiliate of such person), except your acceptance of the severance payment provided by this Agreement shall constitute a waiver of any right or entitlement to severance pay under any severance pay plan of the Company otherwise applicable to you. In addition, the Company will pay you (x) all amounts under all retirement plans accrued through the Date of Termination (which shall be immediately vested on your termination of employment), Deferred Compensation Plan or any other deferred compensation plan or non-qualified retirement plan in effect at the Date of Termination, such amounts to be paid to you at the time specified in your election (or deemed election) under such plans, notwithstanding any provisions of such plan (or any related trust) that would allow WellChoice (or any trustee) to delay the payments of such amounts, (y) all amounts determined and earned by you on an annual basis consistent with WellChoice's practice as of the date of this Agreement for years ended before the year in which the Date of Termination occurs under, pursuant to or in connection with any Long-Term Incentive Compensation Plan adopted by WellChoice, notwithstanding the fact that your employment will have terminated prior to the end of the relevant three-year period performance cycle thereunder or any vesting or other provisions of any such plan, and (z) if the number of your years of service is a factor in the determination of your benefit under any of the Company's defined benefit retirement plans, an amount equal to any additional benefit you would be entitled to under any such plans if your years of service for purposes of such plans was increased by two.

                     (b) You shall not be required to mitigate the amount of any payment provided for in Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Section 4 be reduced by any compensation earned by you as the result of employment by another employer or by retirement benefits received after the Date of Termination or otherwise.

                     (c) If you are entitled to the payments provided in Section 4 hereof, the Company or any of its subsidiaries shall continue your participation, as if you were still an employee, in the medical, dental, hospitalization and life insurance plans, programs and/or arrangements of the Company or any of its subsidiaries in which you were participating on the date of the termination of your employment on the same terms and conditions as other

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executives under such plans, programs and/or arrangements until the earlier of
(i) the end of the 24-month period following the date of the termination of your employment or (ii) the date, or dates you receive equivalent coverage and benefits under the plans, programs and/or arrangements of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis).

                     5. Parachute Tax Gross-Up.

                     (a) In the event that any payment or benefit received or to be received by you pursuant to the terms of this Agreement (the "Contract Payments") or in connection with or contingent upon a Change in Control of the Company pursuant to any other agreement, plan or arrangement with the Company or any of its subsidiaries ("Other Payments" and, together with the Contract Payments, the "Payments") would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), the Company shall pay to you an additional amount (the "Gross-Up Payment") such that the net amount of Payments retained by you shall be equal the amount you would have retained if none of such Payments were subject to the Excise Tax. In particular, the Company will timely pay to you an amount equal to the Excise Tax on the Payments, any interest, penalties or additions to tax payable by you by reason of your filing income tax returns and making tax payments in a manner consistent with an opinion of tax counsel selected by the Company and reasonably acceptable to you ("Tax Counsel"), and any federal, state and local income tax and Excise Tax upon the payments by the Company to you provided for by this Section 5. Notwithstanding the foregoing provisions of this Section 5(a), in the event the amount of Payments subject to the Excise Tax exceeds the product ("Parachute Payment Limit") of 2.99 and your applicable "base amount" (as such term is defined for purposes of Section 4999 of the Code) by less than ten percent (10%) of your annual base salary, you shall be treated as having waived such rights with respect to Payments designated by you to the extent required such that the aggregate amount of Payments subject to the Excise Tax is less than the Parachute Payment Limit.

                     (b) The Company shall obtain an opinion of Tax Counsel that initially determines whether any of the Payments will be subject to the Excise Tax and the amounts of such Excise Tax, which shall serve as the basis for reporting Excise Taxes and federal, state and local income taxes on Payments hereunder. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income tax at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of your residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking

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into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

                     (c) The Gross-Up Payments provided for in this Section 5 shall be made as to each Payment upon the earlier of (i) the payment to you of any such Contract Payment or Other Payment or (ii) the imposition upon you or payment by you of any Excise Tax or any federal, state or local income tax on any payment pursuant to this Section 5.

                     (d) If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of Tax Counsel that the Excise Tax is less than the amount taken into account under
Section 5 hereof, you shall repay to the Company within five days of your receipt of notice of such final determination or opinion the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by you if such repayment results in a reduction in Excise Tax or a federal, state and local income tax deduction) plus any interest received by you on the amount of such repayment. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of Tax Counsel that the Excise Tax exceeds the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess within five days of the Company's receipt of notice of such final determination or opinion.

                     6. Successors; Binding Agreement.

                     (a) For purposes of this Agreement, the "Company" shall mean WellChoice, Inc. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company is required to perform it. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you had terminated your employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company"shall mean the Company as defined in the first sentence of this Section 6(a) as well as any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

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                     (b) This Agreement shall inure to the benefit of and be
enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

                     7. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the address set forth on the first page of this Agreement with respect to the Company and on the signature page with respect to you, provided that all notices to the Company shall be directed to the attention of the General Counsel of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                     8. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any conditions or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York, including Section 198 (1-a) of the New York Labor Law. All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Section 4 shall survive the expiration of the term of this Agreement.

                     9. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                     10. Legal Expenses. The Company shall also pay to you all legal fees and expenses reasonably incurred by you in contesting or disputing the nature of any termination of your employment for purposes of this Agreement or in seeking to obtain or enforce any right or benefit provided by this Agreement); provided that the Company shall not be obligated to pay any amount

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under this Section 10 to the extent a court or a mutually agreed upon arbitrator determines that your claim, contest, dispute or enforcement of this Agreement is frivolous.

                     11. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                     12. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising tinder or in connection with this Agreement.

                     If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.


                                             Sincerely,

                                             WELLCHOICE, INC.


                                             By: /s/ Michael A. Stocker M.D.
                                                 ------------------------------
                                             Name: Michael A. Stocker
                                             Title: Chief Executive Officer


Agreed to this 6th day
of January 2003


/s/ John Remshard
----------------------

Address for notices:

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